Certificate of Registration of a Company

This is to certify that

MEDLAB CLINICAL LTD

Australian Company Number 169 149 071

is a registered company under the Corporations Act 2001 and is taken to be registered in Victoria.

The company **is limited by shares.**

The company is a **public** company.

The day of commencement of registration is **the seventeenth day of April 2014.**

ASIC

Australian Securities & Investments Commission

CERTIFICATE

Issued by the
Australian Securities and Investments Commission
on this seventeenth day of April, 2014.

Greg Medcraft
Chairman